Exhibit 10.13

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of December 27, 2011, by and between WOODMAN LABS, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including December 27, 2012, not to exceed at any time the aggregate principal amount of Fifteen Million Dollars ($15,000,000) (“Line of Credit”), the proceeds of which shall be used for Borrower’s general corporate purposes and to finance Borrower’s working capital requirements in the ordinary course of business. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note executed by Borrower dated as of December 27, 2011 (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower for general corporate purposes of Borrower agreed to by Bank (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Fifteen Million Dollars ($15,000,000). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty five or three hundred sixty six (365 or 366) days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date more than three hundred sixty five or three hundred sixty six (365 or 366) days beyond the maturity date of the Line of Credit; provided further that if any Letter of Credit shall have an expiration date beyond the maturity date or termination date of the Line of Credit, Borrower shall, at least thirty (30) days prior to the earlier of the maturity date or termination date of the Line of Credit, cash collateralize the aggregate amount of all outstanding but undrawn Letters of Credit by depositing in a blocked, non-interest bearing deposit account of Borrower at Bank in the name of Bank and under the sole dominion and control of Bank cash in an aggregate amount equal to one hundred five percent (105%) of the maximum aggregate amount available to be drawn under all outstanding but undrawn Letters of Credit and if additional Letters of Credit become outstanding from and after the date of such deposit, Borrower shall immediately deposit additional cash collateral in an aggregate amount equal to one hundred five percent (105%) of the maximum aggregate amount available to be drawn under such additional Letters of Credit (all such cash deposits, deposit accounts and all balances therein, collectively, the “Letter of Credit Deposits”). Borrower hereby grants to (and subjects to the control of) Bank, and agrees to maintain, a first priority security interest in all Letter of Credit Deposits, and in all proceeds thereof, all as security for the obligations to which such cash collateral may be applied pursuant to this Agreement or the other Loan Documents. Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of cash collateral. Upon the drawing of any Letter of Credit that has been cash collateralized, unless such drawing has become an advance under the Line of Credit pursuant to the terms and conditions of this Agreement or has been repaid by Borrower in accordance with this Agreement, the funds held as cash collateral shall be applied (without any further action by or notice to or from Borrower or any guarantor hereunder) to repay Bank. At such time as the Letter of Credit Deposits exceed the sum of the maximum aggregate amount available to be drawn under all outstanding but undrawn Letters of Credit and the aggregate amount of all drawings under Letters of Credit honored by Bank and not repaid by Borrower, if no Event of Default (as defined herein) has occurred and is continuing, the amount of such excess shall, at the request of Borrower, be released to Borrower. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.2. INTEREST/FEES.

(a) Interest. The outstanding principal balance of each credit subject hereto (other than drawings paid under any Letter of Credit) shall bear interest at the rate of interest set forth in the Line of Credit Note, and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at a fluctuating rate per annum equal to the Prime Rate (as defined in the Line of Credit Note) in effect from time to time. When interest is determined in relation to the Prime Rate, each change in the rate of interest shall become effective on the date each Prime Rate change is announced within Bank.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to twenty five hundredth percent (0.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the last day of each calendar quarter.

(d) Letter of Credit Fees. Borrower shall pay to Bank (i) fees on the issuance date and on each anniversary date thereof with respect to each Letter of Credit equal to one percent (1.0%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the issuance of each Letter of Credit (without duplication of the fees set forth in the preceding clause (i)), upon the payment or negotiation of each drawing under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

SECTION 1.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under the Line of Credit by charging Borrower’s deposit account number 2118396759 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums due on a given date, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4. COLLATERAL. As security for all indebtedness and other obligations of Borrower to Bank subject hereto and under the Line of Credit Note, Borrower hereby grants, and shall cause each guarantor hereunder to grant, to Bank security interests of first priority in (i) all of Borrower’s Collateral, and (ii) all of such guarantor’s Collateral. “Collateral” means collectively, all of the personal property in which liens are purported to be granted pursuant to the Continuing Security Agreement, any other security agreements, pledge agreements, foreign pledge agreements, control agreements, and all other instruments or documents delivered by Borrower or any guarantor pursuant to this Agreement or any of the other Loan Documents (as defined below) in order to grant to Bank a lien on any personal property of Borrower or such guarantor as security for the obligations hereunder and the Line of Credit Note and the other obligations described in such agreements, instruments or documents. All of the foregoing shall be evidenced by and subject to the terms of such security agreements, pledge agreements, control agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.5. GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank subject hereto and under the Line of Credit Note shall be guaranteed jointly and severally by each subsidiary of Borrower that is organized under the laws of any political subdivision of the United States (each, a “Domestic Subsidiary”) that is a Material Subsidiary, as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank. “Material Subsidiary” means each subsidiary of Borrower now existing or hereafter acquired or formed by Borrower which, on a consolidated basis for such subsidiary and its subsidiaries, (i) for the most recent fiscal quarter accounted for more than 5% of the consolidated revenues of Borrower and its subsidiaries or (ii) as at the end of such fiscal quarter, was the owner of more than 5% of the consolidated assets of Borrower and its subsidiaries.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, as of the date made or deemed made:

SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and validly existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required except to the extent the failure to so qualify or to be so licensed could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each subsidiary of Borrower is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its organization or formation, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required except to the extent the failure to so qualify or to be so licensed could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, Borrower has no subsidiaries. “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent) or condition (financial or otherwise) of Borrower and its subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of Bank under any Loan Document, or of the ability of Borrower or any guarantor to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or any guarantor of any Loan Document to which it is a party.

SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, Letter of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Borrower in favor of Bank relating to, the Letters of Credit), guarantee, security agreement, pledge agreement, control agreement, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or any of its subsidiaries which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower and each guarantor of each of the Loan Documents to which Borrower or such guarantor is a party do not violate any provision of any law or regulation, or contravene any provision of the Organization Documents (as defined below) of Borrower or such guarantor; or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or such guarantor is a party or by which Borrower or such guarantor may be bound.

SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could, individually or in the aggregate, have a Material Adverse Effect, other than those disclosed by Borrower to Bank in Schedule 2.4 attached hereto.

SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENTS. The annual financial statements of Borrower dated December 31, 2010, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect, nor has Borrower or any subsidiary of Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 2.6. INCOME TAX RETURNS; TAXES. Neither Borrower nor any subsidiary of Borrower has any knowledge of any pending assessments or adjustments of its income tax payable with respect to any year. Borrower and each of its subsidiaries have filed all Federal and state tax returns and reports required to be filed, and has paid all Federal and state taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with generally accepted accounting principles. Borrower and each of its subsidiaries have filed all other tax returns and reports required to be filed except to the extent the failure to file such tax returns or reports could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Borrower and each of its subsidiaries have paid all other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with generally accepted accounting principles or (b) to the extent such unpaid taxes, assessments, fees or charges do not exceed $50,000 individually or $100,000 in the aggregate. Neither Borrower nor any of its subsidiaries is party to any tax sharing agreement.

SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower or any of its subsidiaries is a party or by which Borrower or any of its subsidiaries may be bound that requires the subordination in right of payment of (a) any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower or (b) any obligations of any guarantor subject to the Loan Documents to which such guarantor is a party to any other obligation of such guarantor.

SECTION 2.8. PERMITS, FRANCHISES. Borrower and each of its subsidiaries possess all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable Borrower or such subsidiary to conduct the business in which it is engaged in compliance with applicable law.

SECTION 2.9. ERISA. Borrower and its subsidiaries are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”), and of any other law, rule or regulation of any governmental authority other than the United States or any political subdivision thereof that mandates or governs any employee benefit plan maintained by Borrower or any of its subsidiaries (each, a “Foreign Plan”); neither Borrower nor any of its subsidiaries has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower or such subsidiary (each, a “Plan”) or of any Foreign Plan; neither any Reportable Event as defined in ERISA with respect to any Plan nor any similar event with respect to any Foreign Plan, in each case initiated by Borrower or any of its subsidiaries, has occurred and is continuing; Borrower and its subsidiaries have met their respective minimum funding requirements under ERISA with respect to each Plan and under any other law, rule or regulation of any governmental authority other than the United States or any political subdivision thereof that mandates or governs each Foreign Plan; and each Plan and each Foreign Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and the Foreign Plan documents and under generally accepted accounting principles.

SECTION 2.10. OTHER OBLIGATIONS. Neither Borrower nor any of its subsidiaries is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation except as set forth in Schedule 2.10 attached hereto.

SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed in Schedule 2.11 attached hereto, Borrower and each of its subsidiaries are in compliance in all material respects with all applicable federal, state or foreign environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any operations and/or properties of Borrower or any of its subsidiaries, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or any of its subsidiaries is the subject of any investigation by any federal, state or foreign governmental authority evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither Borrower nor any of its subsidiaries has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12. GOVERNMENTAL AUTHORIZATION; OTHER CONSENTS. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other person or entity is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Borrower or any guarantor of this Agreement or any other Loan Document to which Borrower or such guarantor is a party.

SECTION 2.13. COMPLIANCE WITH LAWS. Borrower and its subsidiaries are in compliance with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 2.14. RIGHTS IN COLLATERAL. Borrower and its subsidiaries that are guarantors hereunder own the property granted by such person or entity as Collateral under this Agreement and the other Loan Documents, free and clear of any liens and other encumbrances except for Permitted Liens. The provisions of the Loan Documents are effective to create in favor of Bank a legal, valid and enforceable first priority lien on all right, title and interest of Borrower and each guarantor hereunder in and to the Collateral of such person or entity except that some liens described in clauses (a), (d), (e) and (f) of the “Permitted Liens” definition below may be senior in priority to Bank’s lien in the Collateral, and, except for filings completed prior to the date hereof and as contemplated hereby and by the other Loan Documents, no filing or other action will be necessary to perfect such liens. No authorization, approval or other action by, and no notice to or filing with, any governmental authority is required for either (i) the pledge or grant by Borrower or any guarantor hereunder of the liens purported to be created in favor of Bank pursuant to any Loan Documents or (ii) the exercise by Bank of any rights or remedies in respect of any Collateral, except for filings or recordings contemplated by the Loan Documents and except as may be required, in connection with the disposition of any Collateral, by laws generally affecting the offering and sale of securities. Except for filings in favor of Bank and filings to evidence liens described in clauses (a), (d) and (f) of the “Permitted Liens” definition below, no effective financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office. All information supplied to Bank by or on behalf of Borrower or any guarantor hereunder with respect to any of the Collateral is accurate and complete in all material respects.

SECTION 2.15. REAL PROPERTY. As of the date hereof, Borrower does not own any fee interest in any real property. All information supplied to Bank by or on behalf of Borrower or any subsidiary of Borrower with respect to any of the real property in which Borrower or such subsidiary has a leasehold interest is accurate and complete in all material respects.

SECTION 2.16. DISCLOSURE. No information, exhibit or report furnished to Bank by or on behalf of Borrower or any subsidiary of Borrower for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Borrower or any subsidiary of Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

ARTICLE III

CONDITIONS

SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement and each promissory note or other instrument or document required hereby.

(ii)	Certificate of Borrower’s secretary or similar person, as to, and attaching if applicable: (A) copies of the Articles of Incorporation, certified as of a recent date by the Secretary of State of Borrower’s state of organization; (B) copies of the bylaws of Borrower; (C) copies of resolutions of the board of directors or other governing body or other authorizing documents of Borrower, in form and substance satisfactory to Bank, approving the Loan Documents and the extensions of credit hereunder; (D) incumbency; and (E) copies of certificates of good standing or its equivalent with respect to Borrower certified as of a recent date by the Secretary of State and the tax authority of Borrower’s state of organization and each other state in which Borrower is qualified to do business.

(iii)	Continuing Security Agreement.

(iv)	Disbursement Order.

(v)	Such other documents as Bank may require under any other Section of this Agreement.

(c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any Collateral required hereunder or a substantial or material portion of the assets of Borrower.

(d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties of Borrower and any of its subsidiaries contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date except to the extent that any representation or warranty specifically refers to an earlier date, in which case such representation or warranty shall be true as of such earlier date, and on each such date, (i) no event or circumstance that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect shall have occurred and be continuing or shall exist, and (ii) no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist. Each request for an extension of credit submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section 3.2(a) have been satisfied on and as of the date of the applicable extension of credit.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

(c) Additional Letter of Credit Documentation. Prior to the issuance of each Letter of Credit, Bank shall have received a letter of credit agreement, properly completed and duly executed by Borrower.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that from the date hereof and until all of the following shall have occurred: (a) all of Bank’s commitments to extend credit to Borrower pursuant hereto have terminated, (b) all indebtedness and liabilities (whether direct or contingent, liquidated or unliquidated, other than contingent indemnification obligations) of Borrower and any guarantor to Bank under any of the Loan Documents have been indefeasibly paid in full in cash, and (c) all Letters of Credit have terminated or expired (other than Letters of Credit that have been cash collateralized pursuant to the terms hereof), Borrower shall, and shall cause each of its subsidiaries to, unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower or any of its subsidiaries.

SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than 120 days after and as of the end of each fiscal year, audited consolidated and consolidating financial statements of Borrower and its subsidiaries, prepared by a nationally recognized independent accounting firm acceptable to Bank, to include a balance sheet and the related statements of income or operations, changes in shareholders’ equity and cash flows, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with generally accepted accounting principles, and accompanied by such firm’s report and opinion prepared in accordance with generally accepted auditing standards and shall be unqualified and shall express no doubts, assumptions or qualifications concerning the ability of Borrower and its subsidiaries to continue as a going concern;

(b) not later than 45 days after and as of the end of each fiscal quarter, consolidated and consolidating financial statements of Borrower and its subsidiaries, prepared by Borrower, to include a balance sheet and the related statements of income or operations, changes in shareholders’ equity and cash flows, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, prepared in accordance with generally accepted accounting principles;

(c) contemporaneously with each annual and quarterly financial statements of Borrower and its subsidiaries required hereby, a certificate of the president, chief executive officer or chief financial officer of Borrower that said financial statements are accurate, that demonstrate compliance, in reasonable detail, with the financial condition covenants set forth in Section 4.9 of this Agreement and the covenant set forth in Section 4.12(c) of this Agreement, that the representations and warranties of Borrower and any of its subsidiaries contained herein and in each of the other Loan Documents are true on and as of the date of such certificate, with the same effect as though such representations and warranties had been made on and as of such date except to the extent that any representation or warranty specifically refers to an earlier date, in which case such representation or warranty shall be true as of such earlier date, and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(d) not later than 30 days after the end of each fiscal year, in the form previously provided to Bank, a consolidated and consolidating financial forecast for the following fiscal year through the maturity date of the Line of Credit, including forecasted balance sheets and statements of income or operations, changes in shareholders’ equity and cash flows, together with an explanation of the assumptions on which such forecasts are based; and

(e) from time to time such other information as Bank may reasonably request.

SECTION 4.4. COMPLIANCE. Preserve, possess and maintain all licenses, permits, consents, governmental approvals, rights, privileges and franchises necessary for the conduct of its business and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is engaged in compliance with applicable law; and comply with the provisions of all documents pursuant to which Borrower or any of its subsidiaries is organized and/or which govern Borrower’s or such subsidiary’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower, such subsidiary and/or its or their business.

SECTION 4.5. INSURANCE. Maintain and keep in force, for each business in which Borrower or any of its subsidiaries is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower’s or any of its subsidiaries’ business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower or any of its subsidiaries may in good faith contest or as to which a bona fide dispute may arise, and for which Borrower or such subsidiary has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower or such subsidiary is obligated to make such payment, or (b) in the case of unpaid taxes and assessments other than federal and state taxes and assessments, to the extent such unpaid taxes and assessments do not exceed $50,000 individually or $100,000 in the aggregate.

SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any subsidiary with a claim in excess of $100,000.

SECTION 4.9. FINANCIAL CONDITION. Maintain the financial condition of Borrower and its subsidiaries as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) Net income after taxes of Borrower and its subsidiaries on a consolidated basis not less than the correlative amount indicated below as of the last day of the most recently ended fiscal quarter set forth below, determined on a quarterly basis:

Period	Minimum Amount
Fiscal quarter ending December 31, 2011	$8,000,000
Fiscal quarter ending March 31, 2012	$2,900,000
Fiscal quarter ending June 30, 2012	$4,500,000
Fiscal quarter ending September 30, 2012	$2,700,000

(b) Total Liabilities divided by Tangible Net Worth not greater than 1.25 to 1.0 as of the last day of the most recently ended fiscal quarter, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities of Borrower and its subsidiaries on a consolidated basis, and with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity of Borrower and its subsidiaries on a consolidated basis less any intangible assets of Borrower and its subsidiaries on a consolidated basis and less any loans or advances to, or investments in, any related entities or individuals by Borrower or any of its subsidiaries on a consolidated basis.

(c) Unrestricted cash and unrestricted readily marketable cash equivalents with maturities less than one year of Borrower or any guarantor hereunder, all held at Bank and Bank’s affiliates in the United States, not subject to any lien other than a lien in favor of Bank, and not pledged to or held by Bank to secure a specified obligation, not less than $10,000,000 at any time.

SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) business days after the occurrence of each such event or matter or in the case of clause (a) below after any officer of Borrower obtains knowledge of the occurrence of each event or matter described in such clause (a)) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or any subsidiary of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any similar event with respect to any Foreign Plan, or any funding deficiency with respect to any Plan or any Foreign Plan; or (d) any termination or cancellation of any insurance policy which Borrower or any subsidiary of Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting property of Borrower or any subsidiary of Borrower in excess of an aggregate of $100,000.

SECTION 4.11. BANKING RELATIONSHIP. Maintain, and cause all of its subsidiaries to maintain, all of its and their respective primary depository and operating accounts and all of its and their treasury management business with Bank. Notwithstanding the foregoing, Borrower and its subsidiaries may maintain depository and operating accounts and treasury management business with other banks and other financial institutions in non-U.S. jurisdictions where Borrower, in its good faith business judgment, believes such arrangements will contribute to the efficiency of the operations of Borrower or any of its subsidiaries; provided that Borrower shall notify Bank prior to opening of each such account or establishing such treasury management business, and, at Bank’s request, Borrower shall cause the applicable bank or financial institution at or with which any such account or treasury management business is maintained to execute and deliver a control agreement or other appropriate instrument to perfect Bank’s lien in such account or other property of Borrower or any guarantor hereunder in accordance with the terms of the Loan Documents.

SECTION 4.12. NEW SUBSIDIARIES.

(a) Domestic Subsidiaries. From and after the date hereof, if Borrower or any of its subsidiaries acquires or creates any Domestic Subsidiary that is a Material Subsidiary, promptly, and in no event later than ten (10) business days after such acquisition or creation, notify Bank of that fact and cause such Domestic Subsidiary to execute and deliver to Bank a guaranty and a counterpart of the security agreements and other security documents and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in Section 3.1(b)) as may be, in the opinion of Bank, necessary or desirable to have such Domestic Subsidiary as a guarantor and to create in favor of Bank a valid and perfected first priority lien in all of the Collateral of such Domestic Subsidiary. In addition, for each such Domestic Subsidiary, Borrower shall deliver to Bank a pledge agreement or a pledge supplement thereto and any other documents and instruments requested by Bank, in form and substance satisfactory to Bank.

(b) Foreign Subsidiaries. From and after the date hereof, if Borrower or its Domestic Subsidiary acquires or creates any Foreign Subsidiary that is a Material Subsidiary, promptly, and in no event later than ten (10) business days after such acquisition or creation, notify Bank of that fact and execute and deliver, or cause such Domestic Subsidiary to execute and deliver, to Bank a pledge agreement or a pledge supplement thereto and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in Section 3.1(b) and including under the laws of the jurisdictions of formation of such Foreign Subsidiaries) as may be, in the opinion of Bank, necessary or desirable to create in favor of Bank a valid and perfected first priority lien on the equity interests in such Foreign Subsidiary. For the avoidance of doubt, no Foreign Subsidiary shall be required to execute and deliver a guaranty or any security agreement, and no equity interests of a Foreign Subsidiary shall be required to be pledged pursuant to the provisions of a pledge agreement, in each case to the extent material adverse tax consequences to Borrower could reasonably be expected to result therefrom, it being understood and agreed that a pledge by Borrower or its Domestic Subsidiary of 65% of the voting power of all classes of the equity interests of a Foreign Subsidiary will not cause material adverse tax consequences to Borrower. “Foreign Subsidiary” means any subsidiary of Borrower that is not a Domestic Subsidiary.

(c) Revenues and Assets Tests. Cause (i) the consolidated revenues of Borrower, the guarantors hereunder and the Foreign Subsidiaries the equity interests of which have been pledged to Bank hereunder as of the end of the most recently ended fiscal quarter to equal to at least 90% of the consolidated revenues of Borrower and its subsidiaries as of the end of such fiscal quarter, and (ii) the consolidated assets of Borrower, the guarantors hereunder and the Foreign Subsidiaries the equity interests of which have been pledged to Bank hereunder as of the end of the most recently ended fiscal quarter to equal to at least 90% of the consolidated assets of Borrower and its subsidiaries as of the end of such fiscal quarter.

ARTICLE VARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that from the date hereof and until all of the following shall have occurred: (a) all of Bank’s commitments to extend credit to Borrower pursuant hereto have terminated, (b) all indebtedness and liabilities (whether direct or contingent, liquidated or unliquidated, other than contingent indemnification obligations) of Borrower and any guarantor to Bank under any of the Loan Documents have been indefeasibly paid in full in cash, and (c) all Letters of Credit have terminated or expired (other than Letters of Credit that have been cash collateralized pursuant to the terms hereof), Borrower will not, and will not permit any of its subsidiaries to, without Bank’s prior written consent:

SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets (a) in the fiscal year ending December 31, 2011 in excess of an aggregate of $6,000,000 and (b) in the fiscal year ending December 31, 2012 in excess of an aggregate of $15,000,000.

SECTION 5.3. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness, obligations or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the indebtedness, obligations or liabilities of Borrower or any of its subsidiaries to Bank, (b) the indebtedness, obligations or liabilities existing on the date hereof and listed on Schedule 5.3 attached hereto and any refinancings, renewals or extensions thereof; provided that the amount of such indebtedness, obligations and liabilities is not increased at the time of such refinancing, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, renewal or extension; (c) indebtedness, obligations or liabilities in respect of capitalized leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 5.8(d); provided, that the aggregate amount of all such indebtedness, obligations and liabilities at any one time outstanding shall not exceed $2,000,000; (d) trade accounts payable in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account was created; (e) indebtedness, obligations or liabilities of Borrower or any of its subsidiaries to Borrower or any of its subsidiaries; provided that (i) such indebtedness, obligations and liabilities shall not have been transferred to any person or entity other than Borrower or any of its subsidiaries, (ii) any such indebtedness, obligations and liabilities owing by Borrower or any guarantor hereunder to any subsidiary that is not a guarantor hereunder shall be unsecured and subordinated in right of payment to the obligations under the Loan Documents on terms satisfactory to Bank, (iii) any such indebtedness, obligations and liabilities owing to Borrower or any guarantor hereunder shall be evidenced by a promissory note that shall have been pledged to Bank pursuant to the Loan Documents, and (iv) any such indebtedness, obligations and liabilities owing by any subsidiary that is not a guarantor hereunder to Borrower or any guarantor hereunder shall be incurred in compliance with Section 5.6(b), and (f) any other indebtedness, obligations or liabilities of Borrower or any of its subsidiaries the aggregate principal amount of which is not in excess of $500,000 outstanding at any time.

SECTION 5.4. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into, dissolve, liquidate, reorganize, recapitalize or consolidate with any other entity; make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity or any business unit thereof; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of assets of Borrower or any of its subsidiaries except in the ordinary course of its business.

SECTION 5.5. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any of its subsidiaries as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.6. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except (a) any loans, advances or investments existing as of the date hereof and disclosed in Schedule 5.6 attached hereto, (b) loans or advances to, or investments in, Borrower’s wholly-owned subsidiaries not to exceed an aggregate of $5,000,000 from the date hereof, and (c) loans or advances to shareholders or employees of Borrower in amounts not to exceed an aggregate of $500,000 outstanding at any one time.

SECTION 5.7. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on the stock of Borrower or any of its subsidiaries now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of stock of Borrower or any of its subsidiaries now or hereafter outstanding except (a) any subsidiary of Borrower may declare and pay dividends or distributions with respect to its stock to Borrower or another wholly-owned subsidiary of Borrower that is a holder of such stock, (b) Borrower may repurchase the stock of former employees, directors, officers or consultants pursuant to stock repurchase plans and similar agreements in amounts not to exceed an aggregate of $100,000 per fiscal year so long as an Event of Default does not exist at the time of such repurchase and would result therefrom; (c) Borrower may make noncash repurchases of Borrower’s stock deemed to occur upon exercise of stock options if such stock represents a portion of the exercise price of, and any required tax withholdings in respect of, such options, so long as the amount of such required tax withholdings together with repurchases permitted pursuant to clause (b) hereunder do not exceed an aggregate of $100,000 per fiscal year; and (d) Borrower may make payments pursuant to the mandatory redemption provisions set forth in Borrower’s Articles of Incorporation as in effect on the date hereof, or as such provisions may be amended after the date hereof with Bank’s prior written consent.

SECTION 5.8. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of assets of Borrower or any of its subsidiaries now owned or hereafter acquired, except for Permitted Liens. “Permitted Liens” means the following: (a) any liens existing as of the date hereof and listed on Schedule 5.8 attached hereto; (b) any security interests and liens in favor of Bank; (c) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Borrower or the applicable subsidiary of Borrower in accordance with generally accepted accounting principles; (d) liens securing indebtedness permitted under Section 5.3(c); provided that (i) such liens do not at any time encumber any property other than the property financed by such indebtedness and (ii) the indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; (e) deposits to secure the performance of real property lease obligations incurred in the ordinary course of business; and (f) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens permitted by clause (a) above, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien, the principal amount of the indebtedness being extended, renewed or refinanced does not increase, and there shall be no change in any direct or contingent obligor with respect to such indebtedness.

SECTION 5.9. SALES AND LEASEBACKS. Directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired that Borrower or any of its subsidiaries has sold or transferred or is to sell or transfer to any other person or entity (other than any such transaction between Borrower and any guarantor hereunder) or that Borrower or any of its subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Borrower or any of its subsidiaries to any person or entity (other than any such transaction between Borrower and any guarantor hereunder) in connection with such lease; provided that Borrower and its subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that (a) Borrower or any of its subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under Section 5.3(c), assuming the sale and lease back transaction constituted indebtedness in a principal amount equal to the gross proceeds of the sale; (b) any liens arising in connection therewith (including liens deemed to arise in connection with any such indebtedness) are permitted under Section 5.8(d) and (c) the sale or transfer of the property thereunder is permitted under Section 5.4.

SECTION 5.10. TRANSACTIONS WITH AFFILIATES. (a) Enter into any transaction of any kind with any shareholder or affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or the applicable subsidiary of Borrower as would be obtainable by Borrower or such subsidiary at the time in a comparable arm’s length transaction with a person other than an affiliate, or (b) pay any management, consulting, financing, development or any other fees to any affiliate of Borrower regardless of the accounting treatment of any such payments.

SECTION 5.11. BURDENSOME AGREEMENTS. Enter into any contract, obligation, indenture or other instrument to which Borrower or any subsidiary of Borrower is a party or by which Borrower or such subsidiary may be bound (other than this Agreement and the other Loan Documents) that (a) limits the ability (i) of any subsidiary of Borrower to make any dividends or distributions to Borrower or to otherwise transfer property to Borrower, (ii) of any subsidiary of Borrower to guarantee the indebtedness of Borrower or (iii) of Borrower or any subsidiary of Borrower to create, incur, assume or suffer to exist liens or encumbrances on property of such entity; or (b) requires the grant of a lien to secure an obligation of Borrower or any subsidiary of Borrower if a lien is granted to secure another obligation of Borrower or such subsidiary.

SECTION 5.12. FISCAL YEAR. Change its fiscal year-end from December 31.

SECTION 5.13. AMENDMENTS OF ORGANIZATION DOCUMENTS. Amend or otherwise modify any of its Organization Documents in any manner that would adversely affect the rights and interests of Bank; provided that Bank shall be notified in writing of any permitted amendment or other modification within thirty (30) days of its effectiveness. “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, trust or other form of business entity, the partnership, or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable governmental authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1. THE OCCURRENCE OF ANY OF THE FOLLOWING SHALL CONSTITUTE AN “EVENT OF DEFAULT”:

(a) Borrower or any guarantor hereunder shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made or deemed made by Borrower or any of its subsidiaries under this Agreement or any other Loan Document shall prove to be incorrect or misleading in any material respect when furnished or made or deemed made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this Section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days after the earlier of (i) a Responsible Officer of Borrower or any guarantor hereunder first becoming aware of such default or (ii) receipt by Borrower or any guarantor hereunder of notice from Bank of such default. “Responsible Officer” means the chief executive officer, president, chief operating officer, chief financial officer, controller, a vice president, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the governing body or the Organization Documents of a corporation, partnership, trust, limited liability company or other entity to serve in a similar capacity as the foregoing.

(d) (i) Any default in the payment of any obligation, or any defined event of default consisting of a failure to pay when due of any obligation, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any other Material Subsidiary (each such guarantor and other Material Subsidiary, a “Third Party Obligor”) has incurred (x) any debt or other liability to Bank or (y) any debt or other liability to any other person or entity with a principal amount of $2,000,000 or more, individually or in the aggregate; or (ii) any default in the performance of any other obligation, or any other defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower or any Third Party Obligor has incurred (x) any debt or other liability to Bank or (y) any debt or other liability to any other person or entity with a principal amount of $2,000,000 or more, individually or in the aggregate, if, in the case of clause (ii) only, the effect of such default is to cause, or to permit the holder or holders of that debt or liability to cause, that debt or liability to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise).

(e) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (the “Bankruptcy Code”), or under any state, federal or foreign law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state, federal or foreign law relating to bankruptcy, reorganization or other relief for debtors.

(f) (i) The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or (ii) the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or (iii) the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or (iv) the entry of a judgment against Borrower or any Third Party Obligor; or (v) any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state, federal or foreign law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor.

(g) The death or incapacity of Borrower or any Third Party Obligor if an individual. The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

(h) Any change in control of Borrower or any entity or combination of entities that directly or indirectly control Borrower, with “control” defined as ownership of an aggregate of twenty-five percent (25%) or more of the common stock, members’ equity or other ownership interest (other than a limited partnership interest).

(i) Any Loan Document, at any time after its execution and delivery for any reason other than satisfaction in full of all the obligations under the Loan Documents, ceases to be in full force and effect; or Borrower or any guarantor hereunder contests in any manner the validity or enforceability of any Loan Document; or Borrower or any guarantor hereunder denies that it has any further liability or obligation under any Loan Document or purports to revoke, terminate or rescind any Loan Document.

(j) The occurrence of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or similar events in respect of any Foreign Plans, or any funding deficiency with respect to any Plan or any Foreign Plan, which has resulted or could reasonably be expected to result in liability of Borrower, any of its subsidiaries or any of their respective ERISA Affiliates in excess of $500,000 in the aggregate, or Borrower, any of its subsidiaries or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under any Plan and similar liabilities with respect to Foreign Plans in an aggregate amount in excess of the $500,000. “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code of 1986 (and Sections 414(m) and (o) of the Internal Revenue Code of 1986 for purposes of provisions relating to Section 412 of the Internal Revenue Code of 1986).

(k) Bank shall not have or shall cease to have a valid and perfected first priority lien in the Collateral purported to be covered by the Loan Documents as required by Section 1.4 except as a result of (i) a sale or transfer of the applicable Collateral in a transaction permitted under this Agreement, or (ii) Bank’s failure to maintain possession of any stock certificate, promissory note or other instrument pledged and delivered to it under the Loan Documents or to file a UCC continuation statement.

(l) There occurs any event or circumstance that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

SECTION 6.2. REMEDIES. (a) Upon the occurrence of any Event of Default described in Section 6.1(e) or 6.1(f)(v), (i) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall, without notice, become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (ii) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (iii) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law, and (b) upon the occurrence and during the continuance of any other Event of Default, (i) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (ii) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (iii) Bank shall have all rights, powers and remedies available under each of the

Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default described in Section 6.1(e) or 6.1(f)(v) or after the occurrence and during the continuance of any other Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	WOODMAN LABS, INC.
2450 Cabrillo Hwy South
Suite 250
Half Moon Bay, CA 941019
Attention: Kurt Amundson, Chief Financial Officer
Facsimile: (480) 275-3094
Email: kamundson@gopro.com

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
400 Hamilton Avenue
Suite 110
Palo Alto, CA 94301
Attention: Ken Edens
Facsimile: (650) 328-0814
Email: Kenneth.L.Edens@wellsfargo.com

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS’ FEES; INDEMNIFICATION. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity. Borrower shall indemnify Bank and Bank’s affiliates and the partners, directors, officers, employees, agents, trustees and advisors of Bank and of Bank’s affiliates (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) any credit extended hereunder or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by Borrower, or any environmental liability related in any way to Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any Collateral required hereunder.

SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 7.11. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000. Any dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 7.12. LIMITATION ON PAYMENTS. The parties hereto intend to conform to all applicable laws limiting the maximum rate of interest that may be charged or collected by Bank from Borrower under this Agreement or any of the other Loan Documents. Accordingly, notwithstanding any other provision hereof or any provisions of any other Loan Documents, Borrower shall not be required to make any payment to or for the account of Bank, and Bank shall refund any payment made by Borrower, to the extent that such requirement or such failure to refund would violate or conflict with mandatory and nonwaivable provisions of applicable law limiting the maximum amount of interest which may be charged or collected by Bank from Borrower. To the fullest extent permitted by law, in any action, suit or proceeding pertaining to this Agreement or any other Loan Document, the burden of proof, by clear and convincing evidence, shall be on the person claiming that this Section 7.12 applies to limit any obligation of Borrower under this Agreement or any other Loan Documents or to require Bank to make any refund, or claiming that this Agreement or any other Loan Document conflicts with any applicable law limiting the maximum rate of interest that may be charged or collected by Bank from Borrower, as to each element of such claim.

SECTION 7.13. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a) All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Bank, regardless of any investigation made by Bank or on its behalf and notwithstanding that Bank may have had notice or knowledge of any Event of Default, or of any condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, at the time of any extension of credit by Bank pursuant to this Agreement, and shall continue in full force and effect as long as any advance, liability or other obligation of Borrower or any guarantor arising under any Loan Document or otherwise with respect to any advance made hereunder or any Letter of Credit shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

(b) Notwithstanding anything in this Agreement or implied by law to the contrary, the provisions of this Agreement or any other Loan Documents with respect to Borrower’s obligations to compensate, indemnify or reimburse Bank, Bank’s set-off rights, and arbitration shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the loans, the expiration or termination of the Letters of Credit and the commitments of Bank or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

SECTION 7.14. TERMINATION. This Agreement shall terminate upon the indefeasible payment in full in cash of all indebtedness and liabilities (whether direct or contingent, liquidated or unliquidated, other than contingent indemnification obligations) of Borrower and any guarantor to Bank under any of the Loan Documents, the cancellation or termination of all commitments of Bank to extend credit to Borrower, and the termination or expiration of all Letters of Credit (other than Letters of Credit that have been cash collateralized pursuant to the terms hereof); provided that Borrower shall notify Bank in writing at least thirty (30) days prior to this Agreement’s intended termination date.

[signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

WOODMAN LABS, INC., a Delaware corporation

By:	/s/ Kurt Amundson
Name:	Kurt Amundson
Title:	CFO

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Ken Edens
Name:	Ken Edens
Title:	Vice President

Signature Page to Credit Agreement

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of February 13, 2012, by and between WOODMAN LABS, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 27, 2011, as amended from time to time (the “Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. Section 5.3 is hereby amended by deleting the words “and (f)” set forth therein and substituting the following therefor: “(f) surety obligations with respect to customs bonds required in the ordinary course of business in an aggregate amount not to exceed $1,500,000 at any time, (g) indebtedness, obligations or liabilities resulting from advances made to, or on behalf of, Borrower or any of its subsidiaries by a customs broker incurred in the ordinary course of business so long as (i) such indebtedness, obligations or liabilities are paid within thirty (30) days after the invoice or demand date, whichever is earlier, and (ii) the aggregate amount of such indebtedness, obligations and liabilities outstanding at any time does not exceed $50,000, and (h)”.

2. The definition of “Permitted Liens” set forth in Section 5.8 is hereby amended by deleting the word “and” immediately prior to clause (f) set forth therein and inserting the following text immediately prior to the period at the end thereof: “(g) liens to secure the performance by Borrower or any of its subsidiaries under customs bonds required in the ordinary course of business so long as (i) such liens are limited to the assets of Borrower or such subsidiary in the possession, custody or control of, or en route to, the applicable beneficiary on such customs bond and (ii) Borrower’s and such subsidiary’s surety obligations with respect to such customs bonds do not exceed $1,500,000 in the aggregate at any time; (h) liens to secure the indebtedness, liabilities and obligations permitted by clause (g) of Section 5.3 of this Agreement so long as such liens are limited to the assets of Borrower or the applicable subsidiary in the possession, custody or control of, or en route to, the applicable customs broker; and (i) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods”.

3. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

4. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WOODMAN LABS, INC., a Delaware corporation

By:	/s/ Kurt Amundson
Name:	Kurt Amundson
Title:	CFO

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Ken Edens
Name:	Ken Edens
Title:	Vice President

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SECOND AMENDMENT TO CREDIT AGREEMENT

AND

LIMITED WAIVER AND CONSENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND LIMITED WAIVER AND CONSENT (this “Amendment and Waiver”) is entered into as of November 13, 2012, by and between WOODMAN LABS, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 27, 2011, as amended by that certain First Amendment to Credit Agreement, dated as of February 13, 2012 (the “Credit Agreement”);

WHEREAS, Borrower has advised Bank that (a) Woodman Labs Cayman, Inc., a company organized under the laws of the Cayman Islands and a wholly owned subsidiary of Borrower (“Cayman Holdco”), has become a Material Subsidiary as of June 30, 2012, and pursuant to Section 4.12(b) of the Credit Agreement, Borrower was obligated to execute and deliver to Bank a pledge agreement with respect to certain equity interests of Borrower in Cayman Holdco and to take other actions and execute other documents required thereunder (collectively, the “Cayman Deliverables”) by not later than ten business days after such date (the “Foreign Subsidiary Designated Default”); (b) the net loss after taxes of Borrower and its subsidiaries on a consolidated basis, as of the last day of the fiscal quarter ended September 30, 2012, was ($5,293,536), and pursuant to Section 4.9(a) of the Credit Agreement, Borrower was required to maintain, and to cause each of its subsidiaries to maintain, the net income after taxes of Borrower and its subsidiaries on a consolidated basis as of such day of not less than $2,700,000 (the “Net Income Designated Default”); (c) the audited consolidated and consolidating financial statements of Borrower and its subsidiaries accompanied by the auditing firm’s report and opinion, which were required to be delivered by not later 120 days after the end of fiscal year 2011 pursuant to Section 4.3(a) of the Credit Agreement, have not been delivered by such date (the “Audited Financials Designated Default” and together with the Foreign Subsidiary Designated Default and the Net Income Designated Default, the “Designated Defaults” and each, a “Designated Default”); and (d) Borrower intends to consummate the “going public” transaction of Borrower pursuant to an S-1 registration statement to be filed with the United States Securities and Exchange Commission (the “Going Public Transaction”);

WHEREAS, Borrower has requested that Bank waive the Designated Defaults and the Events of Default under Section 6.1(c) of the Credit Agreement arising solely as a result of each Designated Default, and Bank has agreed to waive the Designated Defaults and the Events of Default under Section 6.1(c) of the Credit Agreement resulting therefrom, on the terms and conditions set forth herein;

WHEREAS, Borrower has requested that Bank consent to the Going Public Transaction so that no Event of Default under Section 6.1(h) of the Credit Agreement arises as a result thereof, and Bank has agreed to consent to the Going Public Transaction, on the terms and conditions set forth herein; and

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. Limited Waiver and Consent.

(a) Borrower acknowledges that each Designated Default constitutes an Event of Default under Section 6.1(c) of the Credit Agreement. Pursuant to the request of Borrower, and notwithstanding the provisions of Section 4.12(b) of the Credit Agreement and subject to Section 3 hereof, Bank hereby waives the Foreign Subsidiary Designated Default and the Event of Default under Section 6.1(c) of the Credit Agreement directly resulting from the Foreign Subsidiary Designated Default; provided that all of the Cayman Deliverables are completed by not later than 45 days after the date of this Amendment and Waiver. Pursuant to the request of Borrower, and notwithstanding the provisions of Section 4.9(a) of the Credit Agreement and subject to Section 3 hereof, Bank hereby waives the Net Income Designated Default and the Event of Default under Section 6.1(c) of the Credit Agreement directly resulting from the Net Income Designated Default. Pursuant to the request of Borrower, and notwithstanding the provisions of Section 4.3(a) of the Credit Agreement and subject to Section 3 hereof, Bank hereby waives the Audited Financials Designated Default and the Event of Default under Section 6.1(c) of the Credit Agreement directly resulting from the Audited Financials Designated Default; provided that the financial statements for fiscal year 2011 and the auditing firm’s report and opinion, each as required by Section 4.3(a) of the Credit Agreement, shall be delivered by not later than November 30, 2012, and the failure to deliver any such documents by such date shall constitute an Event of Default under Section 6.1(c) of the Credit Agreement and the 20-day cure period set forth therein shall not apply to any such failure.

(b) Pursuant to the request of Borrower, and notwithstanding the provisions of Section 6.1(h) of the Credit Agreement and subject to Section 3 hereof, Bank hereby consents to the consummation of the Going Public Transaction; provided that at the time of the effectiveness of the Going Public Transaction (the “Effective Time”), (i) the representations and warranties of Borrower and any of its subsidiaries contained in the Credit Agreement and in each of the other Loan Documents shall be true on and as of the Effective Time, with the same effect as though such representations and warranties had been made on and as of the Effective Time except to the extent that any representation or warranty specifically refers to an earlier date, in which case such representation or warranty shall be true as of such earlier date, (ii) no event or circumstance that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect shall have occurred and be continuing or shall exist, (iii) no Event of Default and no condition, event or act which with the passage of time to cure such condition, event or act, or the giving of notice or both, if applicable in any such case, would constitute such an Event of Default, shall have occurred and be continuing or shall exist, and (iv) Bank shall be satisfied in its reasonable discretion with amendments to the Certificate of Incorporation and bylaws of Borrower and shall have received a certificate substantially similar to the certificate described in Section 3(a)(iii) below with respect thereto.

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The limited waiver and consent set forth in the preceding paragraphs (a) and (b) (i) shall be limited precisely as written, and the limited consent set forth in the preceding paragraph (b) is provided solely for the purpose of permitting Borrower to consummate the Going Public Transaction without violating the provisions of Section 6.1(h) of the Credit Agreement, (ii) shall not be deemed to be an amendment of, consent to or waiver of Sections 4.3(a), 4.9(a), 4.12(b), 6.1(c) or 6.1(h) of the Credit Agreement in any other instance or of any other terms or conditions of the Credit Agreement, any other Loan Document or any other document related to the Credit Agreement, (iii) shall not extend nor be deemed to extend to any Event of Default or any condition, event or act which with the passage of time to cure such condition, event or act, or the giving of notice or both, if applicable in any such case, would constitute such an Event of Default that may now exist or hereafter arise under the Credit Agreement, whether similar or dissimilar to any Designated Default or the Going Public Transaction, (iv) shall not impair, restrict or limit any right or remedy of Bank with respect to any Event of Default or any condition, event or act which with the passage of time to cure such condition, event or act, or the giving of notice or both, if applicable in any such case, would constitute such an Event of Default that may now exist or hereafter arise under the Credit Agreement, and (v) shall not constitute any course of dealing or other basis for altering any obligation of Borrower or any right, privilege or remedy of Bank under the Credit Agreement or any other Loan Document. Except as expressly stated herein, Bank reserves all rights, privileges and remedies under the Credit Agreement and all other Loan Documents.

2. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) Section 1.1(a) of the Credit Agreement is hereby deleted in its entirety, and the following is substituted therefor:

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including November 13, 2013, not to exceed at any time the aggregate principal amount of Fifty Million Dollars ($50,000,000) (“Line of Credit”), the proceeds of which shall be used for Borrower’s general corporate purposes and to finance Borrower’s working capital requirements in the ordinary course of business. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note executed by Borrower dated as of December 27, 2011, as modified by the Modification to Revolving Line of Credit Note dated as of November 13, 2012, and as otherwise amended or modified by Borrower and Bank from time to time (the “Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b) Section 1.1(b) of the Credit Agreement is hereby deleted in its entirety, and the following is substituted therefor:

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(b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower for general corporate purposes of Borrower agreed to by Bank (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Twenty Five Million Dollars ($25,000,000). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty five or three hundred sixty six (365 or 366), as applicable, days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date more than three hundred sixty five or three hundred sixty six (365 or 366), as applicable, days beyond the maturity date of the Line of Credit; provided further that if any Letter of Credit shall have an expiration date beyond the maturity date or termination date of the Line of Credit, Borrower shall, at least thirty (30) days prior to the earlier of the maturity date or termination date of the Line of Credit, cash collateralize the aggregate amount of all outstanding but undrawn Letters of Credit by depositing in a blocked, non-interest bearing deposit account of Borrower at Bank in the name of Bank and under the sole dominion and control of Bank cash in an aggregate amount equal to one hundred five percent (105%) of the maximum aggregate amount available to be drawn under all outstanding but undrawn Letters of Credit and if additional Letters of Credit become outstanding from and after the date of such deposit, Borrower shall immediately deposit additional cash collateral in an aggregate amount equal to one hundred five percent (105%) of the maximum aggregate amount available to be drawn under such additional Letters of Credit (all such cash deposits, deposit accounts and all balances therein, collectively, the “Letter of Credit Deposits”). Borrower hereby grants to (and subjects to the control of) Bank, and agrees to maintain, a first priority security interest in all Letter of Credit Deposits, and in all proceeds thereof, all as security for the obligations to which such cash collateral may be applied pursuant to this Agreement or the other Loan Documents. Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of cash collateral. Upon the drawing of any Letter of Credit that has been cash collateralized, unless such drawing has become an advance under the Line of Credit pursuant to the terms and conditions of this Agreement or has been repaid by Borrower in accordance with this Agreement, the funds held as cash collateral shall be applied (without any further action by or notice to or from Borrower or any guarantor hereunder) to repay Bank. At such time as the Letter of Credit Deposits exceed the sum of the maximum aggregate amount available to be drawn under all outstanding but undrawn Letters of Credit and the aggregate amount of all drawings under Letters

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of Credit honored by Bank and not repaid by Borrower, if no Event of Default (as defined herein) has occurred and is continuing, the amount of such excess shall, at the request of Borrower, be released to Borrower. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(c) Section 4.9(a) of the Credit Agreement is hereby deleted in its entirety, and the following is substituted therefor:

(a) Net income after taxes of Borrower and its subsidiaries on a consolidated basis not less than the correlative amount indicated below as of the last day of the most recently ended fiscal quarter set forth below, determined on a quarterly basis for such fiscal quarter:

Period	Minimum Amount
Fiscal quarter ending December 31, 2012	$32,000,000
Fiscal quarter ending March 31, 2013	$6,000,000
Fiscal quarter ending June 30, 2013	$13,000,000
Fiscal quarter ending September 30, 2013	$4,000,000

(d) Section 4.9(b) of the Credit Agreement is hereby deleted in its entirety, and the following is substituted therefor:

(b) Current Ratio not less than 1.75 to 1.0 as of the last day of the most recently ended fiscal quarter, with “Current Ratio” defined as total current assets of Borrower and its subsidiaries on a consolidated basis divided by total current liabilities of Borrower and its subsidiaries on a consolidated basis (including, without limitation, with respect to any letter of credit issued for the account of Borrower or any of its subsidiaries or as to which Borrower or any of its subsidiaries is otherwise liable for reimbursement of drawings).

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(e) Section 4.9(c) of the Credit Agreement is hereby deleted in its entirety, and the following is substituted therefor:

(c) Unrestricted cash and unrestricted readily marketable cash equivalents with maturities less than one year of Borrower or any guarantor hereunder, all held at Bank and Bank’s affiliates in the United States, not subject to any lien other than a lien in favor of Bank, and not pledged to or held by Bank to secure a specified obligation, not less than $15,000,000 at any time.

(f) Section 5.2 of the Credit Agreement is hereby deleted in its entirety, and the following is substituted therefor:

SECTION 5.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets (a) in the fiscal year ending December 31, 2012 in excess of an aggregate of $20,000,000; and (b) in the fiscal year ending December 31, 2013 in excess of an aggregate of $20,000,000.

(g) From and after the Effective Time, Section 4.3 of the Credit Agreement is

hereby amended by deleting the word “and” at the end of paragraph (d) thereof, renumbering paragraph (e) as paragraph (g), and adding the following paragraphs thereto:

(e) promptly upon request by Bank, copies of audit reports, management letters or recommendations submitted to the board of directors (or any committee thereof) of Borrower or any of its subsidiaries by independent accountants in connection with the accounts or books of Borrower or any of its subsidiaries or any audit thereof;

(f) promptly upon request of Bank, after the same become available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the U.S. Securities and Exchange Commission and not otherwise required to be delivered to Bank pursuant to this Agreement; and

(h) From and after the Effective Time, Section 5.7 of the Credit Agreement is hereby deleted in its entirety, and the following is substituted therefor:

SECTION 5.7. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on the stock of Borrower or any of its subsidiaries now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of stock of Borrower or any of its subsidiaries now or hereafter outstanding except (a) any subsidiary of Borrower may declare and pay dividends or distributions with respect to its stock to Borrower or another wholly-owned subsidiary of Borrower that is a holder of such

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stock; (b) Borrower may repurchase the stock of former employees, directors, officers or consultants pursuant to stock repurchase plans and similar agreements in amounts not to exceed an aggregate of $100,000 per fiscal year so long as an Event of Default does not exist at the time of such repurchase and would result therefrom; and (c) Borrower may make noncash repurchases of Borrower’s stock deemed to occur upon exercise of stock options if such stock represents a portion of the exercise price of, and any required tax withholdings in respect of, such options, so long as the amount of such required tax withholdings together with repurchases permitted pursuant to clause (b) hereunder do not exceed an aggregate of $100,000 per fiscal year.

(i) From and after the Effective Time, Section 6.1(h) of the Credit Agreement is hereby deleted in its entirety, and the following is substituted therefor:

(h) an event or series of events by which (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of twenty-five percent (25%) or more of the equity interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (A) who were members of such board or equivalent governing body on the first day of such period, (B) whose election or nomination to such board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of such board or equivalent governing body or (C) whose election or nomination to such board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of such board or equivalent governing body (excluding, in the case of both clause (B) and clause (C), any individual whose initial nomination for, or assumption of office as, a member of such board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or (iii) the passage of thirty (30) days from the date upon which any person or two or more persons acting in concert shall

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have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower, or control over the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) representing twenty-five percent (25%) or more of the combined voting power of such securities.

3. Condition Precedent. This Amendment and Waiver, including, without limitation the amendments to the Credit Agreement contained herein, shall become effective as of the date of this Amendment and Waiver (except as stated otherwise in Section 2) upon satisfaction of all of the conditions set forth in this Section 3 to the satisfaction of Bank:

(a) Bank shall have received each of the following, in form and substance satisfactory to Bank, duly executed and delivered by each of the applicable parties thereto:

(i) this Amendment and Waiver

(ii) the Modification to Revolving Line of Credit Note dated as of November 13, 2012;

(iii) Certificate of Borrower’s secretary or similar person, as to, and attaching if applicable: (A) copies of the Certificate of Incorporation, certified as of a recent date by the Secretary of State of Borrower’s state of organization; (B) copies of the bylaws of Borrower, or confirming that there have been no changes to the Certificate of Incorporation or bylaws previously delivered to Bank; (C) copies of resolutions of the board of directors or other governing body or other authorizing documents of Borrower, approving this Amendment and Waiver and the Modification to Revolving Line of Credit Note and the extensions of credit hereunder and thereunder; (D) incumbency; and (E) copies of certificates of good standing or its equivalent with respect to Borrower certified as of a recent date by the Secretary of State and the tax authority of Borrower’s state of organization and each other state in which Borrower is qualified to do business; and

(iv) such other documents as Bank may require under any other Section of this Amendment and Waiver or otherwise.

(b) No Event of Default nor any condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default shall have occurred and be continuing (except to the extent expressly waived hereby).

4. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment and Waiver. This Amendment and Waiver and the Credit Agreement shall be read together, as one document. The Recitals hereto, including the terms defined therein, are incorporated herein by this reference and acknowledged by Borrower to be true, correct and complete.

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5. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein (as amended hereby). Borrower further certifies that as of the date of this Amendment and Waiver, other than with respect to the Designated Defaults, there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the passage of time to cure such condition, event or act, or the giving of notice or both, if applicable in any such case, would constitute any such Event of Default.

6. Borrower will make, execute, endorse, acknowledge, and deliver any agreements, documents, or instruments, and take any and all other actions, as may from time to time be reasonably requested by Bank to perfect and maintain the validity and priority of the liens and security interests granted to Bank pursuant to the Credit Agreement and the other Loan Documents and to effect, confirm, or further assure or protect and preserve the interests, rights, and remedies of Bank under the Credit Agreement (as amended hereby) and the other Loan Documents.

7. This Amendment and Waiver may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes. Delivery of an executed counterpart of a signature page of this Amendment and Waiver by email or facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

8. This Amendment and Waiver shall be governed by and construed in accordance with the internal laws of the State of California.

[signatures follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Waiver to be executed as of the day and year first written above.

WOODMAN LABS, INC., a Delaware corporation

By:	/s/ Kurt Amundson
Name:	Kurt Amundson
Title:	CFO

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Ken Edens
Name:	Ken Edens
Title:	Vice President

[Signature Page to Second Amendment to Credit Agreement

and Limited Waiver and Consent]